Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF KOMAG, INCORPORATED,
A DELAWARE CORPORATION
     Komag, Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     FIRST: That at a meeting of the Board of Directors of the Corporation, the Board of Directors duly adopted resolutions for the purpose of declaring the advisability and amending Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:
“ARTICLE IV
     The Corporation shall be authorized to issue One Hundred Twenty Million (120,000,000) shares of capital stock having an aggregate par value of One Million Two Hundred Thousand Dollars ($1,200,000). This Capital Stock shall consist entirely of Common Stock having a par value. The authorized Common Stock shall be One Hundred Twenty Million shares (120,000,000) shares having a par value of one cent ($0.01) per share for an aggregate class par value of One Million Two Hundred Thousand Dollars ($1,200,000). The Corporation is also authorized to issue debentures (convertible into the Common Stock or non-convertible, either with or without voting rights) and/or warrants or options to purchase Common Stock.”
     SECOND: That at a meeting of the stockholders of the Corporation, the stockholders duly adopted resolutions for the purpose of approving and amending Article IV of the Amended and Restated Certificate of Incorporation of the Corporation as set forth herein.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.
     IN WITNESS WHEREOF, Komag, Incorporated has caused this Certificate of Amendment to be signed by T.H. Tan, a duly authorized officer of the Corporation, on May 31, 2006.

/s/ T.H. Tan
T.H. Tan
Chief Executive Officer